UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 15, 2009

CHAPARRAL ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-134748	73-1590941
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(405) 478-8770

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report:

Item 8.01  Other Events

Effective April 15, 2009, we settled our pending lawsuit against John Milton Graves Trust u/t/a 6/11/2004, et al. This case was filed in the District Court of Tulsa County, State of Oklahoma, and related to (i) a post-closing adjustment of the price we paid for Calumet Oil Company (“Calumet”) in 2006 (the “Working Capital Adjustment”) and (ii) a contractual payment related to an election to be made by the sellers of Calumet (collectively, the “Sellers”) under the federal tax code (the “Tax Election”). As of December 31, 2007 and 2008, we recorded the Working Capital Adjustment as a receivable in the amount of $14.4 million in “other assets” in our consolidated balance sheets. As of December 31, 2007 and 2008, we recorded the Tax Election as a payable and an accrued liability in the amount of $4.4 million in our consolidated balance sheets. Pursuant to the settlement agreement, which was based upon net calculations of the receivable and payable:

•	the Sellers paid us $7.1 million, which amount is intended to settle all claims related to both the Working Capital Adjustment and the Tax Election claims; and

•	we retained $0.4 million contained in an escrow account covering any losses incurred by us for title defects related to our purchase of Calumet.

In addition, the parties issued mutual releases, dismissed with prejudice the pending litigation and the claims made therein, and the Sellers will take action to clear the title to certain properties purchased by us in the Calumet acquisition.

As a result of the settlement, for the first quarter of 2009, we will reduce other assets and accounts payable by $7.3 million and $4.4 million, respectively, and record a charge of approximately $2.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 17, 2009	CHAPARRAL ENERGY, INC.

By: /s/ Mark A. Fischer
Name: Mark A. Fischer
Title: President and Chief Executive Officer

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